BLACK HILLS CORPORATION

Media Contacts:	Investor Relations:
Lynn Wilson 605-721-2774 Media Relations line 866-243-9002	Jason Ketchum 605-721-2765

BLACK HILLS CORP. REPORTS SECOND QUARTER 2008 RESULTS

STRONG UTILITY PERFORMANCE AND MAJOR TRANSACTIONS COMPLETED

RAPID CITY, SD — August 11, 2008 — Black Hills Corp. (NYSE: BKH) today announced quarterly financial results for the period ended June 30, 2008. Income from continuing operations for the second quarter was $13.2 million, or $0.34 per share, compared to $19.5 million, or $0.51 per share, reported for the second quarter in 2007. Net income was $22.2 million or $0.58 per share, compared to $25.1 million, or $0.66 per share, for the same period in 2007.

For the six months ended June 30, 2008, income from continuing operations was $24.9 million, or $0.65 per share, compared to $47.2 million, or $1.28 per share for the same period ended June 30, 2007. Net income for the six months ended June 30, 2008 was $39.0 million, or $1.01 per share, compared to $57.6 million, or $1.56 per share, reported for the same period in 2007.

Compared to the second quarter of 2007, income from continuing operations in the second quarter of 2008 primarily was affected by the following factors:

•	$3.3 million increase in Electric and gas utility earnings
•	$2.8 million increase in Oil and gas earnings
•	$3.1 million increase in unallocated corporate costs
•	$8.6 million decrease in Energy marketing earnings
•	$0.9 million decrease in Coal mining earnings

“Our utilities delivered a strong performance. The addition of the Wygen II facility into our power generation fleet as a rate base asset and increased margins from off-system sales more than offset the impact of planned and unplanned outages at key generation facilities during this quarter,” said David R. Emery, chairman, president and CEO of Black Hills Corp.

“In 2007, our energy marketing business experienced a record year. In comparison, 2008 has been more challenging from an earnings perspective; however, market conditions appear to be improving and the execution of longer-term deals have built value for 2009 and beyond.

“Oil and gas earnings increased by 64 percent due to higher commodity prices. Production was nine percent lower primarily as a result of lower than expected capital spending. Our opportunity to invest drilling capital was negatively impacted by permit delays, weather and lower levels of non-operated drilling activity. Given our current inventory of permitted, drillable locations we have revised downward our 2008 forecasted capital spending by approximately $30 million.

“Coal mining revenues increased due to higher average prices and production; but earnings were lower as a result of increased mining costs including overburden removal expenditures, depreciation, diesel fuel prices and coal taxes.

“In addition to running our day-to-day businesses and through the extraordinary efforts of employees, Black Hills recently completed the two largest transactions in our 125 year history with the sale of seven independent power production gas-fired plants to Hastings Funds Management and IIF BH Investment and the purchase of five utilities from Aquila. Hastings and IIF assumed the operations of the seven power generation plants on July 11, 2008 and on July 14, 2008 there was a successful transition of 600,000 gas and electric customers from Aquila in four states.

“The completion of the IPP asset sale and the Aquila acquisition are important milestones in the execution of our strategic plan; they provide a platform for growth based on a foundation of stable cash flow, predictable earnings and increased efficiencies. Now that these transactions are closed we will update 2008 earnings guidance and provide initial 2009 guidance in Sept., taking into account permanent financing plans and related impacts on our capital structure.

“Other strategic objectives remain on track including the continued development of generation assets. Current activity at our Gillette energy complex includes the ongoing construction of the 100 MW Wygen III plant that is on schedule and on budget and air-cooled condenser upgrade projects for the Neil Simpson II and Wygen I plants that will add over 8 MW of base load energy at each plant at an installed cost of only $995 per kilowatt. Additionally, we recently filed an energy resource plan with the Colorado PUC proposing the development of 350 MW of natural gas-fired generation, as well as, 64 MW of renewable energy to serve our electric utility customers in Colorado. We are also voluntarily integrating wind energy into Black Hills Power and Cheyenne Light, Fuel & Power’s energy portfolio through power purchased from the Happy Jack wind farm near Cheyenne, Wyoming.

As a sign of continued confidence in our strategy, the Black Hills board of directors declared a quarterly dividend of $0.35 per share on July 30, 2008,” concluded Emery. Common shareholders will receive $0.35 per share. Dividends will be payable Sept.1, 2008, to all shareholders of record at the close of business on Aug. 15, 2008.

        CONSOLIDATED FINANCIAL RESULTS

BLACK HILLS CORPORATION
(In thousands, except per share amounts)
	Three Months ended June 30,		Six Months ended June 30,
	2008	2007	2008	2007
Revenues:
Utilities	$93,567	$66,039	$192,868	$149,758
Non-regulated energy	59,706	67,487	113,255	141,264
Corporate	—	—	—	1
	$153,273	$133,526	$306,123	$291,023

Net income (loss) :
Continuing operations -
Utilities	$9,553	$5,924	$19,720	$15,695
Non-regulated energy	7,533	14,374	11,039	32,389
Corporate	(3,936)	(819)	(5,869)	(933)
Income from
continuing operations	13,150	19,479	24,890	47,151
Discontinued operations (a)	9,046	5,619	14,098	10,400
Net income	$22,196	$25,098	$38,988	$57,551

Weighted average common
shares outstanding:
Basic	38,299	37,588	38,062	36,387
Diluted	38,425	38,007	38,412	36,793

Earnings per share:
Basic –
Continuing operations	$0.34	$0.52	$0.65	$1.29
Discontinued operations	0.24	0.15	0.37	0.29
Total	$0.58	$0.67	$1.02	$1.58
Diluted –
Continuing operations	$0.34	$0.51	$0.65	$1.28
Discontinued operations	0.24	0.15	0.36	0.28
Total	$0.58	$0.66	$1.01	$1.56

(a)

2008 and 2007 discontinued operations primarily reflect the after-tax results of operations of the Company’s seven IPP power generation plants that were sold on July 11, 2008. Prior periods have been adjusted to reflect this reclassification to discontinued operations.

BUSINESS UNIT QUARTERLY PERFORMANCE SUMMARY

(Minor differences in comparative amounts may result due to rounding)

Utilities

Income from continuing operations from the Utilities business group for the three-month period ended June 30, 2008 was $9.6 million, compared to $5.9 million in 2007. Business segment results were as follows:

•     Electric utility segment income from continuing operations was $5.3 million in 2008 and $4.9 million in 2007. Results in 2008 reflected a $2.0 million increase in margins from off-system power marketing sales. Total megawatt-hours marketed increased 89 percent over 2007, as we were able to take advantage of favorable market conditions and high availability of the AC/DC tie to move power between the east and west power grids. Retail and wholesale sales margins decreased $1.0 million as a result of increased fuel and purchased power costs, primarily due to scheduled and unscheduled outages at our Ben French, Osage and Neil Simpson I plants. Operating expenses increased due to increased repair and maintenance expenses and outside services primarily related to the plant outages and personnel costs. Results also reflect an increase in income related to allowance for funds used during construction (AFUDC) attributable to the ongoing construction of the Wygen III power plant.

•     Electric and gas utility segment income from continuing operations increased to $4.3 million compared to $1.0 million in 2007. Electric margins and gas margins increased $10.3 million and $1.2 million, respectively, as a result of rate increases that went into effect on January 1, 2008. Electric margins were also affected by a $2.9 million decrease in fuel and purchased power as lower cost coal-fired energy from the new Wygen II plant replaced higher cost purchased power. Operating expenses increased $3.9 million, or 76 percent, primarily due to Wygen II operating costs of approximately $1.6 million, and depreciation costs of approximately $1.4 million. Results in 2007 reflect the benefit of AFUDC during the construction of Wygen II.

The following tables provide certain Utilities business group operating statistics:

	Three months ended		Six months ended
Electric Utility (Black Hills Power)	June 30,		June 30,
	2008	2007	2008	2007
Retail sales–MWh	393,084	385,062	840,454	810,566
Contracted wholesale sales – MWh	156,965	151,828	328,585	316,938
Off-system sales – MWh	283,770	150,363	511,511	284,212
	833,819	687,253	1,680,550	1,411,716
Regulated power plant availability:
Coal-fired plants	75.7%*	93.9%	84.0%*	94.6%
Other plants	85.6%	99.1%	91.0%	99.5%
Total availability	80.6%	96.2%	87.5%	96.8%

Electric and Gas Utility
(Cheyenne Light, Fuel & Power)

Electric sales – retail MWh	235,540	222,459	490,967	464,289
Electric sales – excess energy
sales to affiliate MWh	67,441	N/A	120,949	N/A
Total electric sales – MWh	302,981	222,459	611,916	464,289

Gas sales – Dekatherm (Dth)	1,001,357	881,983	3,157,677	2,851,568
Power Plant Availability:
Coal-fired plant**	99.9%	N/A	96.1%	N/A

* Reflects major maintenance outages at our Ben French, Osage and Neil Simpson I coal-fired plants

**Placed in service January 1, 2008

Non-regulated Energy

Income from continuing operations from the Non-regulated Energy business group for the three-month period ended June 30, 2008 was $7.5 million, compared to $14.4 million in 2007. Business segment results were as follows:

•

Energy marketing income from continuing operations was $0.4 million, compared to $8.9 million in 2007. Realized gas marketing margins decreased $15.8 million after-tax as a result of prevailing conditions in natural gas markets affecting both transportation and storage strategies. The Rockies Express Pipeline’s west segment was placed into service during the first quarter of 2008 resulting in a compressed Rocky Mountain basis spread, which contributed to the decrease in margin. Partially offsetting the realized gas marketing margins decrease was an increase in realized crude oil marketing margins that benefited from higher margins per barrel marketed. The unrealized mark-to-market margin increased $3.5 million after-tax compared to the same period in 2007. Physical volumes marketed increased one percent for natural gas and decreased 36 percent for crude oil. The decrease in crude oil volume marketed is attributable to fewer lower margin spot purchases. Incentive compensation costs were lower due to the decreased marketing margins.

•

Power generation loss from continuing operations was $0.5 million in 2008, compared to a loss of $0.3 million in 2007. Results were affected by net inter-segment interest expense and indirect corporate costs previously allocated to the IPP assets sold but not reclassified to discontinued operations. These costs were historically allocated to the power generation segment, but will be reallocated in future periods to reflect the recent changes in our business and asset mix. Partially offsetting these higher costs were increased earnings from the Wygen I and Gillette CT power plants, and increased earnings from power fund investments.

•

Oil and gas income from continuing operations was $7.2 million in 2008, compared to $4.4 million in 2007. Revenues increased 33 percent due to a 66 percent increase in the average hedged crude oil price received and a 24 percent increase in average hedged price of gas received, partially offset by lower production of nine percent. The lower production reflects permitting delays, weather impacts in the San Juan Basin and delayed drilling activities at our non-operated properties. Year-to-date only $19.2 million in capital has been spent and given our current inventory of permitted, drillable locations the expected oil and gas capital spending has been revised for 2008 from $94.2 million to approximately $65 million. Total operating expenses increased 19 percent due to increased production taxes associated with higher oil and gas prices, higher lease operating expense due to costs related to severe weather conditions in New Mexico, and increased fuel cost. The business segment has also had a higher effective income tax rate in 2008 due to a tax benefit recorded in 2007 from amended federal income tax returns.

•

Coal mining income from continuing operations was $0.5 million in 2008, compared to $1.4 million in 2007. The decrease in earnings was due to a 48 percent increase in operating expenses, primarily due to increased overburden removal costs from a 73 percent increase in cubic yards moved, higher depreciation due to increased equipment usage, an increase in diesel fuel costs and increased coal taxes due to a higher revenue base. Partially offsetting the increase in operating expenses was a 26 percent increase in revenues due to increased average coal price received and higher quantity of tons of coal sold, primarily due to additional sales to Cheyenne Light for Wygen II and increased train load-out sales.

The following tables contain certain Non-regulated Energy operating statistics:

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Coal mining:
Tons of coal sold	1,453	1,269	2,998	2,482
Cubic yards of
overburden moved	2,623	1,518	5,653	3,213
Oil and gas production:
Mcf equivalent sales	3,473,600	3,804,700	6,636,800	7,103,400
Energy marketing
average daily volumes:
Natural gas physical - MMBtus	1,599,300	1,581,000	1,696,700	1,738,900
Crude oil physical - barrels	6,896	10,803	6,990	8,442

	Three months ended June 30,		Six months ended June 30,
Power generation:	2008	2007	2008	2007
Contracted fleet power
plant availability:
Coal-fired plant	93.3%	94.0%	94.2%	93.8%
Natural gas-fired plants	89.5%	93.1%	94.7%	96.3%
Total availability	91.8%	93.6%	94.4%	94.9%

Corporate

Corporate loss for the three-month period ended June 30, 2008 was $3.9 million, compared to a loss of $0.8 million for the same period in 2007. Losses increased $3.1 million due to increased unallocated costs in the three months ended June 30, 2008, compared to the same period in 2007, primarily as a result of increased transition and integration costs of approximately $1.7 million after-tax related to the recently completed purchase of certain Aquila assets.

Discontinued Operations

Earnings from discontinued operations were $9.0 million for the three month period ended June 30, 2008, compared to $5.6 million for the same period in 2007. Increased earnings primarily reflect that during the second quarter of 2008 we ceased depreciation and amortization on the IPP assets to be sold.

QUARTERLY CONFERENCE CALL AND WEBCAST

The Company will conduct a conference call and webcast on Tuesday, Aug. 12, 2008, beginning at 11:00 a.m. Eastern Time to discuss recent events and financial and operating performance. To listen to the live broadcast, call 800-398-9386. To access the live webcast and download a copy of the investor presentation, go to the Black Hills’ Web site at blackhillscorp.com and click “Webcast” in the “Investor Relations” section. The presentation will be posted later today. Listeners should allow at least five minutes registering and accessing the presentation. For those unable to listen to the live broadcast, a replay will be available by telephone through Tuesday, Aug. 19, 2008 at 800-475-6701 in the United States and at 320-365-3844 for international callers. Callers need to enter the access code 955981# when prompted. Also, an archive of the webcast will be available shortly after the call on the Black Hills’ Web site.

ABOUT BLACK HILLS CORPORATION

Black Hills Corporation, a diversified energy company with a tradition of exemplary service and a vision to be the energy partner of choice, is based in Rapid City, S.D. with corporate offices in Golden, CO and Omaha, NE. The company serves 750,000 utility customers in Colorado, Iowa, Kansas, Nebraska, Montana, South Dakota and Wyoming. The company’s non-regulated businesses generate wholesale electricity, produce natural gas, oil and coal, and market energy. We partner to produce results that improve life with energy. More information is available at www.blackhillscorp.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including the risk factors described in Item 1A of Part I of our 2007 Annual Report on Form 10-K filed with the SEC, and other reports that we file with the SEC from time-to-time, and the following:

•    Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings; to receive favorable rulings in periodic applications to recover costs for fuel, transmission and purchased power in our regulated utilities, and our ability to add power generation assets into our regulatory rate base;

• Our ability to successfully transition, integrate and profitably operate any recent or future acquisitions;
• The amount and timing of capital deployment in new investment opportunities or for the repurchase of debt or stock;
• Our ability to obtain beneficial income tax treatment to defer gains associated with asset dispositions;
• Our ability to successfully maintain or improve our corporate credit rating;
• Our ability to complete the planning, permitting, construction, start-up and operation of power generating facilities in a cost-effective and timely manner;

•     Our ability to meet production targets for our oil and gas properties, which may be dependent upon issuance by federal, state, and tribal governments, or agencies thereof, of drilling, environmental and other permits, and the cost and availability of specialized contractors, work force, and equipment;

•     The timing, volatility and extent of changes in energy-related and commodity prices, interest rates, foreign exchange rates, energy and commodity supply or volume, the cost and availability of transportation of commodities, and demand for our services, all of which can affect our earnings, liquidity position and the underlying value of our assets;

•     Changes in or compliance with laws and regulations, particularly those relating to taxation, safety and protection of the environment, renewable portfolio standards, climate change and greenhouse gas legislation;

• Industry and market changes, including the impact of consolidations and changes in competition;
• The outcome of any ongoing or future litigation or similar disputes and the impact on any such outcome or related settlements;
• Capital market conditions and market uncertainties related to interest rates, which may affect our ability to raise capital on favorable terms; and
• Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events, or otherwise.

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